EXHIBIT 99.2

                                                                Monroc, Inc.
                                               1730 Beck Street/P.O. Box 537
                                                  Salt Lake City, Utah 84110
                                                              (801) 359-3701


FOR IMMEDIATE RELEASE: Thursday, January 29, 1998

CONTACT:  L. Williams Rands, CFO             Madeleine Franco
          Monroc, Inc.                       or Andrew Graft
          (801) 359-3701                     Jordan Richard Assoc.
                                             (801) 595-8611

              MONROC, INC. TO MERGE WITH U.S. AGGREGATES, INC.

SALT LAKE CITY, UTAH--Ronald D. Davis, president and chief executive officer of Monroc, Inc. (NASDAQ: MROC), today announced that the company has signed a definitive merger agreement with privately held U.S. Aggregates, Inc., under which U.S. Aggregates will acquire all of the outstanding shares of Monroc
common stock for $10.77 per share, or $57.6 million.   The  boards of
directors of both Monroc and U.S. Aggregates have approved the transaction.

The transaction is contingent upon, among other things, approval by Monroc stockholders, certain regulatory approvals and other customary conditions, and is expected to close during the second quarter of 1998. Building and Construction Capital Partners, L.P., an affiliate of Richard C. Blum & Associates, which currently owns approximately 37% of the outstanding shares of Monroc's common stock, has agreed to vote in favor of the transaction.

In connection with the proposed merger, the board of directors of Monroc received an opinion from the company's financial advisor, SBC Warburg Dillon Read Inc., supporting the merger's fairness to Monroc stockholders from a financial point of view.

Commenting on the transaction, Davis said, "After a careful review and analysis of the proposed merger by our board of directors, we are pleased that they have determined to approve and recommend this transaction, which in our view represents the best available opportunity to maximize stockholder value at the present time."

Monroc, Inc. produces and sells ready-mix concrete, sand and gravel products, prestressed and precast concrete building components and accessories to the construction industry and the concrete trade in the Mountain States region.

U.S. Aggregates, Inc. is a portfolio company of Golder, Thoma, Cressey, Rauner, Inc. (GTCR), a Chicago based private equity investment group. GTCR specializes in partnering with management teams to build businesses through acquisition and consolidation of fragmented industries.